Exhibit 99.1

NEWS RELEASE

Contact:	Trey Stolz
Director, Investor Relations
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES REPORTS
THIRD QUARTER 2019 RESULTS

FORT WORTH, TEXAS - October 30, 2019 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the third quarter ended September 30, 2019.

THIRD QUARTER 2019 HIGHLIGHTS

•	Reported revenue of $178.4 million, loss of $38.9 million and GAAP loss per share of $1.52, including asset impairment and inventory charges of $7.1 million ($0.28 per share);

•	Generated Adjusted EBITDA[1] of $13.9 million, a decrease of 16% from the second quarter of 2019, and cash from operations of $28.5 million for the first nine months of 2019;

•	Midstream water disposal volumes increased 8% sequentially to a record 10.8 million barrels during the quarter, 35% via pipeline; and

•	Cash and cash equivalents totaled $50.5 million at September 30, 2019, with no amount drawn on the ABL facility.

Third quarter 2019 revenue decreased 6% sequentially to $178.4 million from $189.8 million in the second quarter of 2019, mainly related to decreased demand in our Completion & Remedial Services segment. In the third quarter of 2018, Basic generated $246.3 million in revenue.

For the third quarter of 2019, Basic reported a net loss of $38.9 million, or a loss of $1.52 per basic and diluted share, which included $0.28 per share of asset impairments related to our contract drilling assets and a write-down of manufacturing inventory. This result is compared to a net loss of $27.8 million, or a loss of $1.02 per basic and diluted share for the second quarter of 2019, and a net loss of $27.3 million, or a loss of $1.03 per basic and diluted share in the third quarter of 2018.

Adjusted EBITDA1 was $13.9 million or 8% of revenues for the third quarter of 2019, compared to $16.5 million, or 9% of revenues in the second quarter of 2019. In the third quarter of 2018, Basic generated Adjusted EBITDA1 of $24.9 million, or 10% of revenues. Among others, adjustments to EBITDA in the third quarter of 2019 include manufacturing inventory write-downs of $3.9 million, a fixed asset impairment expense of $3.2 million, and nonrecurring executive severance of $0.8 million, as well as a reversal of non-cash share compensation expense of $2.3 million, related to the accounting treatment of unvested share forfeitures. Please refer to "Supplemental Non-GAAP Financial Measures" below for further explanation and a full reconciliation of Adjusted EBITDA.

As of September 30, 2019, the Company had total liquidity of $100.9 million, which included cash and cash equivalents of $50.5 million and availability under its undrawn senior secured revolving credit facility of $50.4 million.

Roe Patterson, President and CEO stated, “Despite revenue declining by 6% versus the previous quarter, we are pleased to have maintained margins relatively flat due to aggressive cost cutting. In fact, Well Servicing margins were up 120 basis points as segment revenue contracted 2% sequentially. And despite lighter completion activity

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1

resulting in lower total flowback barrels, Agua Libre Midstream, our wholly-owned subsidiary, posted a record for disposal volumes of 10.8 million barrels, an increase of 9% from a year ago.

"Range-bound oil prices have customers poised to maintain lower levels of capital expenditures into the first quarter of 2020. Therefore, we have continued our efforts to cut costs and right-size the business, resulting in margins more stable than we would have seen otherwise. As our customers continue to work towards operating within their own cash flow, these suppressed market conditions will persist. We expect typical seasonality in the fourth quarter potentially exacerbating disruptions in utilization.

"We maintain capital flexibility through this challenging market, and our capital spending plan of $58 million, though unchanged from three months ago, may be modified as our market outlook is refined. We expect to realize the benefits of the growth capital we spent judiciously in 2019 with higher water volumes in our Agua Libre Midstream network in the first half of 2020.

"Based on our updated outlook for the year, we expect to generate Adjusted EBITDA1 of approximately $53 to $56 million for 2019, which includes an adjustment of $13.5 million for non-cash stock compensation expense and previously disclosed non-recurring items. We still expect our debt at year end to be reduced by $21 million from year-end 2018 levels as we continue to extinguish capital leases."

Third Quarter 2019 Business Segment Results

Well Servicing

Well Servicing revenues were $57.1 million during the third quarter of 2019, a decrease of 2% sequentially from $58.2 million in the prior quarter. The decrease was primarily due to decreased utilization, offset in part by slightly increased pricing. Well Servicing revenues were $64.3 million in the third quarter of 2018. Severe weather and holidays negatively impacted Well Servicing revenues by approximately $1.7 million in the third quarter of 2019.

The Well Servicing weighted average rig count was 307 at September 30, 2019, down from 308 at June 30, 2019, and 310 at September 30, 2018. Rig hours were 149,000 in the third quarter of 2019, down 4% compared to 155,200 hours in the second quarter of 2019 and down 17% from 180,300 hours in the third quarter of last year. Rig utilization was 68% in the third quarter of 2019, down from 70% in the second quarter of 2019 and down from 82% in the third quarter of 2018. The Company averaged 19 24-hour service rig rental equipment packages working for the third quarter of 2019. During the third quarter of 2018, the Company averaged 23 active equipment packages. Revenue for the rental equipment portion of a 24-hour package is recorded in our Completion & Remedial Services segment.

Revenue per well servicing rig hour was up 2% to $383 in the third quarter of 2019 compared to $375 in the previous quarter and up 7% from $357 reported in the third quarter of 2018.

Segment profit in the third quarter of 2019 was $13.6 million, an increase of 4% compared to $13.1 million in the prior quarter, and a decrease of 1% from $13.7 million during the third quarter of 2018. Segment profit margin was 23.8% in the third quarter of 2019, up from 22.6% in the prior quarter, due largely to continued increased efficiencies. In the third quarter of 2018, segment profit margin was 21.3% of segment revenue.

Water Logistics

Water Logistics revenue in the third quarter of 2019 was $48.5 million, compared to $51.0 million in the prior quarter. During the third quarter of 2018, this segment generated $59.5 million in revenue. Weather and holidays negatively impacted Water Logistics revenues by $0.8 million in the third quarter of 2019.

The weighted average number of fluid services trucks decreased to 795 during the third quarter of 2019, compared to 814 during the second quarter of 2019 and 870 during the third quarter of 2018. Truck hours of 382,500 during the third quarter of 2019 represented a decrease of 5% from the 403,200 generated in the second quarter of 2019 and a decrease of 15% compared to 448,200 in the same period in 2018. While truck levels have declined as more water has moved to pipeline, we see a stabilization of utilization at the current truck level and geographic array.

Exhibit 99.1

Total pipeline water volumes disposed at Agua Libre Midstream, our wholly-owned saltwater disposal well network, increased 20% to 3.8 million barrels during the third quarter of 2019 compared to 3.2 million barrels during the second quarter of 2019. Pipeline disposal volumes in the Permian Basin increased to 63% of total water disposal volumes in the Permian Basin in the third quarter of 2019 compared to 58% the second quarter of 2019 and up from 49% in the third quarter of 2018.

Segment profit in the third quarter of 2019 decreased by 12% to $13.7 million, compared to a profit of $15.5 million in the second quarter of 2019. Segment profit margin decreased sequentially by approximately 220 basis points to 28.2% due to lower demand related to decreased production activity and lower flowback volumes during the quarter. Segment profit in the same period in 2018 was $16.8 million, or 28.1% of segment revenue.

Completion & Remedial Services

Completion & Remedial Services revenue decreased 10% to $70.0 million in the third quarter of 2019 from $78.1 million in the prior quarter. The decrease in revenue was primarily due to a decreases in frac and pumping services. In the third quarter of 2018, this segment generated $116.0 million in revenue. Weather negatively impacted revenues by $1.5 million in the third quarter of 2019.

At September 30, 2019, Basic had approximately 479,000 hydraulic horsepower (“HHP”), flat with the previous quarter and down from 516,000 at September 30, 2018 as we have re-purposed 17 pumps to well service operations. Weighted average HHP for the third quarter of 2019 decreased to 479,000 from second quarter of 2019 levels of 486,000.

Segment profit in the third quarter of 2019 decreased to $16.2 million compared to $18.4 million in the prior quarter. Segment margin for the third quarter of 2019 decreased approximately 50 basis points to 23.1% compared to 23.6% during the previous quarter. During the third quarter of 2018, segment gross profit was $26.2 million, or 22.6% of segment revenue.

Other Services

During the first quarter of 2019, Basic created an "Other Services" segment, which combines its former Contract Drilling segment with its wholly-owned manufacturing entity, Taylor Industries, LLC. This change was effective January 1, 2019, and retrospectively for all periods presented. Other Services revenue increased by 9% to $2.8 million during the third quarter of 2019 from $2.6 million in the prior quarter. During the third quarter of 2018, after giving effect to Basic's realigned segments, this segment generated $6.5 million in revenue. Basic marketed nine drilling rigs during the second and third quarters of 2019. Revenue per drilling day in the third quarter of 2019 was up 8% to $26,900, compared to $24,900 in the previous quarter, and down 3% from $27,700 in the third quarter of 2018. Contract drilling stand-alone margins were 28% in the third quarter of 2019, up from 20% in the second quarter of 2019 and 24% in the third quarter of 2018.

Rig operating days during the third quarter of 2019 increased by 2% to 92 compared to 90 in the prior quarter, resulting in rig utilization of 11% during the second and third quarter of 2019. In the comparable period in 2018, rig operating days were 129, resulting in a utilization rate of 9% on 11 rigs.

Other Services segment loss in the third quarter of 2019 was $3.5 million compared to a loss of $0.3 million in the prior quarter and $0.7 million in the third quarter of 2018. Segment direct margin loss for the third quarter of 2019 was 125% compared to segment margin loss of 13% in the prior quarter. The increased segment loss is a result of non-cash inventory impairment charges of $3.9 million related to excess or obsolete manufacturing inventory. This charge is included in Other Services direct margin. Last year in the comparable period, segment margin loss was 11%.

During the third quarter of 2019, the Company began marketing Basic's contract drilling rigs and ancillary assets.
In relation to this marketing effort, the Company evaluated the assets for impairment and recorded a charge of $3.2 million during the quarter. This non-cash asset impairment charge is included in Basic's consolidated statement of operations.

Exhibit 99.1

General & Administrative Expense

General and administrative (“G&A”) expense decreased to $32.1 million in the third quarter of 2019 compared to $34.8 million in the second quarter of 2019 and $39.6 million in the third quarter of 2018. Non-cash stock compensation, included in G&A, was $1.4 million for the third quarter of 2019 after taking a reversal of $2.3 million related to unvested share forfeitures, compared with $3.3 million in the second quarter of 2019. Third quarter 2018 non-cash stock compensation, included in G&A, was $5.6 million.

Interest Expense

Net interest expense for the third quarter of 2019 was $11.6 million, which included interest on Basic’s Senior Secured Notes, the ABL facility, capital leases and other financings. Net interest expense in the second quarter of 2019 was $10.4 million, and $10.8 million in the third quarter of 2018.

Income Taxes

Tax expense for the third quarter of 2019 was $2.0 million. The effective tax rate was 5.2% in the third quarter of 2019 compared to 0.0% in the prior quarter and the third quarter of 2018. Tax expense in the third quarter of 2019 included an accrual for a settlement with the Oklahoma Tax Commission for state taxes related to prior tax years.

During the first quarter of 2019, Basic filed an amended 2007 federal tax return under Sections 172(b)(1)(C) and 172(f) of the Internal Revenue Code of 1986, as amended, which allowed the Company to carryback workers’ compensation expenses in years we had Net Operating Losses ("NOL") for up to 10 years. The Company carried back approximately $5.3 million of expense to 2007, which allowed Basic to claim a refund of $1.9 million of 2007 taxes. The net effect of this transaction was a tax benefit and a reduction of our NOL of $1.9 million in the quarter ended March 31, 2019.

As of September 30, 2019, the Company had approximately $860.9 million of NOL carryforwards for federal income tax purposes. The Company provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. As of September 30, 2019, a valuation allowance of $192.0 million was recorded against the Company's net deferred tax assets for all jurisdictions that are not expected to be realized.

Cash and Total Liquidity

As of September 30, 2019, the Company had total liquidity of $100.9 million, which included cash and cash equivalents of $50.5 million and availability under the ABL facility of $50.4 million. The Company was undrawn on the ABL facility at the end of the third quarter of 2019.

Basic reported cash and cash equivalents of $53.7 million and availability under the ABL facility of 60.3 million at June 30, 2019, and reported cash and cash equivalents of $30.8 million and borrowings under its prior ABL facility of 90.0 million at September 30, 2018.

During the year ended September 30, 2019, cash provided by operations was $28.5 million, compared to cash provided by operations of $56.4 million in the comparable period in 2018. Accounts payable decreased $31.6 million in the first nine months of 2019, compared to $5.7 million increase in accounts payable in the first nine months of 2018. Cash used in investing activities was $39.6 million in the first nine months of 2019, compared to cash used in investing activities of $46.6 million in the first nine months of 2018. Cash used in financing activities during the first nine months of 2019 was $28.8 million compared to cash used in financing activities of $20.1 million in the same period of 2018. Payments on capital leases during the nine months ended September 30, 2019, were $23.2 million, compared to payments on capital leases of $50.3 million in the comparative period of 2018.

Exhibit 99.1

Share Repurchase Plan

On May 31, 2019, Basic announced that its Board of Directors had authorized the repurchase of up to $5.0 million of common stock in the open market. This authorization expires on June 4, 2020, and the timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions. The share repurchase program may be suspended or discontinued as determined by the Board of Directors. As of September 30, 2019, Basic had repurchased 2,547,920 shares for a total of $4.8 million.

Capital Expenditures

Total capital expenditures during the third quarter of 2019 were approximately $11.6 million, including $0.4 million for capital leases, and a decrease in accounts payable related to capital expenditures of approximately $1.7 million. Additionally, we received $2.1 million in proceeds from dispositions during the quarter. We currently anticipate 2019 capital expenditures of approximately $58 million, of which $8 million will be funded by capital leases and other financings, and approximately $22 million of which will be expansion capital. Approximately 65% of our 2019 expansion capital is expected to be allotted to long-lived water midstream infrastructure projects. These projects are expected to continue delivering improvements in disposal water volumes, salt water disposal utilization, and high margin contribution.

Conference Call

Further details are provided in the presentation for our quarterly conference call to review the third quarter 2019 results, available in the investor relations section of our corporate website. The Company will host a conference call to discuss its third quarter 2019 results on Thursday, October 31, 2019, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To access the call, please dial (412) 902-0043 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of the Company's corporate website, www.basices.com.

A telephonic replay of the conference call will be available until November 14, 2019, and may be accessed by calling (201) 612-7415 and using passcode 13695555#. A webcast archive will be available at www.basices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides wellsite services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and Colorado. Our operations are focused in liquids-rich basins that have historically exhibited strong drilling and production economics in recent years with a significant presence in the Permian Basin, Powder River Basin, and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Although Basic believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and the presentation. These risks and uncertainties include, without limitation, our ability to successfully execute, manage and integrate acquisitions, reductions in our customers’ capital budgets, our own capital budget, limitations on the

Exhibit 99.1

availability of capital or higher costs of capital and volatility in commodity prices for crude oil and natural gas. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.

- Tables to Follow -

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenues:
Completion & Remedial Services	$70,002	$115,978	$224,897	$360,523
Well Servicing	57,094	64,314	175,777	184,533
Water Logistics	48,451	59,539	155,083	175,727
Other Services	2,818	6,503	9,657	13,585
Total revenues	178,365	246,334	565,414	734,368
Expenses:
Completion & Remedial Services	53,825	89,777	176,918	279,963
Well Servicing	43,510	50,591	135,752	145,303
Water Logistics	34,783	42,785	107,611	127,716
Other Services	6,348	7,246	13,191	14,691
General and administrative(a)	32,125	39,599	102,450	132,038
Depreciation and amortization	29,179	32,754	85,668	94,150
Impaired asset expense	3,216	—	3,216	—
Loss on disposal of assets	837	191	2,634	3,891
Total expenses	203,823	262,943	627,440	797,752
Operating loss	(25,458)	(16,609)	(62,026)	(63,384)
Other income (expense):
Interest expense	$(11,729)	$(10,896)	$(33,003)	$(34,985)
Interest income	112	88	472	175
Other income	215	81	565	492
Loss before income taxes	(36,860)	(27,336)	(93,992)	(97,702)
Income tax expense (benefit)	(2,017)	—	(138)	(219)
Net loss	$(38,877)	$(27,336)	$(94,130)	$(97,921)
Loss per share of common stock:
Basic	$(1.52)	$(1.03)	$(3.55)	$(3.70)
Diluted	$(1.52)	$(1.03)	$(3.55)	$(3.70)

Other Financial Data:
EBITDA (1)	$3,936	$16,226	$24,207	$31,258
Adjusted EBITDA (1)	13,861	24,926	44,686	75,184
Capital expenditures:
Property and equipment	$12,904	$16,890	$46,263	$48,588
Capital leases	355	5,518	7,943	16,565

	As of
	September 30,	December 31,
	2019	2018
	(Unaudited)	Audited
Balance Sheet Data:
Cash and cash equivalents	$50,460	$90,300
Net property and equipment	406,878	448,801
Total assets	667,629	761,777
Total long-term debt	313,511	322,701
Total stockholders' equity	127,945	219,428

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP
(a) Includes approximately $1,165,000 and $5,570,000 of non-cash compensation for the three months ended September 30, 2019 and 2018, respectively, and $7,782,000 and $21,995,000 for the nine months ended September 30, 2019 and 2018, respectively.

Exhibit 99.1

	Nine months ended September 30,
	2019	2018
Cash Flow Data:	(unaudited)
Net cash provided by operating activities	$28,512	$56,382
Net cash used in investing activities	(39,552)	(46,646)
Net cash used in financing activities	(28,800)	(20,115)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Segment Data:	(unaudited)		(unaudited)
Completion & Remedial Services
Total hydraulic horsepower (HHP)	479,000	516,000	479,000	516,000
Total Frac HHP	345,000	386,000	345,000	386,000
Coiled tubing units	17	18	17	18
Rental and Fishing tool stores	16	16	16	16
Segment profits as a percent of revenue	23%	22%	21%	23%

Water Logistics
Weighted average number of fluid service trucks	795	870	809	909
Truck hours (000's)	383	448	1,210	1,415
Pipeline volumes (000's)	3,807	2,526	10,031	6,141
Segment revenues (000's)	$48,451	$59,539	$155,083	$175,727
Segment profits as a percent of revenue	28%	28%	31%	27%

Well Servicing
Weighted average number of rigs	307	310	308	310
Rig hours (000's)	149	180	469	530
Rig utilization rate	68%	82%	71%	80%
Revenue per rig hour, excluding manufacturing	$383	$357	$375	$348
Well servicing rig profit per rig hour	$91	$76	$85	$68
Segment profits as a percent of revenue	24%	21%	23%	19%

Other Services
Weighted average number of rigs	9	11	10	11
Rig operating days	92	129	297	395
Drilling utilization rate	11%	9%	12%	13%
Revenue per day	$26,900	$27,700	$25,200	$22,600
Segment profit per day	$8,100	$6,500	$6,300	$4,800
Segment profits as a percent of revenue	(140)%	(11)%	(41)%	(8)%
Contract Drilling profits as a percent of revenue	28%	24%	23%	22%

Exhibit 99.1

Supplemental Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, which includes losses on debt extinguishment, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, inventory write-downs, impairment expenses, the gain or loss on disposal of assets, non-cash stock compensation, professional fees incurred in association with contemplated deal costs, a withdrawn bond offering and tax consulting, executive compensation related to the retirement/severance of certain executives, strategic consulting and realignment costs, bad debt, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, the Company believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the oilfield services industry.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in the industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect Basic’s non-cash stock compensation;

•	Adjusted EBITDA does not reflect Basic’s inventory write-downs;

•	Adjusted EBITDA does not reflect Basic’s impairment expenses;

•
Adjusted EBITDA does not reflect Basic’s professional fees related to one-time costs incurred for contemplated mergers and acquisitions that we did not pursue, tax recovery during the nine months ended September 30, 2019; or one-time costs for a withdrawn bond offering during the nine months ended September 30, 2018;

•
Adjusted EBITDA does not reflect one-time accrual for executive severance payments during the nine months ended September 30, 2019, payments for executive retirements during the nine months ended September 30, 2018, or executive bonus expense for 2017 that was approved by the Compensation Committee of the Board of Directors and paid during the nine months ended September 30, 2018;

•	Adjusted EBITDA does not reflect Basic's strategic consulting fees during the nine months ended September 30, 2018;

•	Adjusted EBITDA does not reflect the write-off of certain bad debt related to a single customer incurred during the nine months ended September 30, 2018;

•	Adjusted EBITDA does not reflect Basic's accrual for expected Texas state sales tax audit settlement accrued during the nine months ended September 30, 2018;

•	Other companies in the industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):

	Three months ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of Net Loss to EBITDA:
Net loss	$(38,877)	$(27,336)	$(94,130)	$(97,921)
Income tax expense	2,017	—	138	219
Net interest expense	11,617	10,808	32,531	34,810
Depreciation and amortization	29,179	32,754	85,668	94,150
EBITDA	$3,936	$16,226	$24,207	$31,258

The following table presents a reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(38,877)	$(27,336)	$(94,130)	$(97,921)
Income tax expense	2,017	—	138	219
Net interest expense	11,617	10,808	32,531	34,810
Depreciation and amortization	29,179	32,754	85,668	94,150
Inventory write-down	3,864	—	3,864	—
Impairment expense	3,216	705	3,216	705
Loss on disposal of assets	837	191	2,634	3,891
Non-cash stock compensation	1,165	5,570	7,769	18,401
Audit related state sales and use tax	—	—	—	5,983
Strategic consulting and realignment	—	2,234	—	4,634
One-time executive compensation costs	843	—	843	3,855
Bad debt	—	—	—	3,100
Professional fees	—	—	2,153	1,753
Executive bonus	—	—	—	1,604
Adjusted EBITDA	$13,861	$24,926	$44,686	$75,184

Exhibit 99.1

The following table presents a reconciliation of projected 2019 net loss to Adjusted EBITDA and full year 2018 Adjusted EBITDA (unaudited, in thousands):

	2019		2018
	Outlook		Actual
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(124,500) ~ (127,500)		$(144,597)
Income tax expense	~	200	227
Net interest expense	~	43,000	45,489
Depreciation and amortization	~	114,700	126,417
(Gain) loss on disposal of assets	~	5,300	(2,598)
Non cash stock compensation	~	10,300	23,426
Loss on extinguishment of debt	~		26,429
Audit-related state sales and use tax	~		5,983
Other non-recurring & special items	~	7,000	16,196
Adjusted EBITDA	$53,000 ~ 56,000		$96,972